Exhibit 35.1
  ALLY FINANCIAL INC.
500 Woodward Ave
Detroit, Michigan 48226

As of December 31, 2018

Deutsche Bank Trust Company Americas	BNY Mellon Trust of Delaware
As Indenture Trustee	As Owner Trustee
Attn: Michelle H.Y. Voon	Attn: Robert Castle / Kristine Gullo
100 Plaza One 6th Floor	301 Bellevue Parkway, 3rd Floor
Jersey City, NJ 07311	Wilmington, DE 19809

Copy To:

The Bank of New York Mellon Trust Company, N.A.	Ally Auto Assets LLC
Attn: Diane Moser	Ally Financial Inc.
2 North LaSalle Street, Suite 1020	500 Woodward Ave
Chicago, IL 60602	Mail code: MI-01-20-TRES
Detroit, MI 48226

Re:	Ally Auto Receivables Trust 2016-1
Annual Statement as to Compliance

Ladies and Gentlemen:

Reference is made to Section 4.01 of the Servicing Agreement (the “Servicing Agreement”) dated as of January 27, 2016 between Ally Financial Inc., Ally Auto Assets LLC, and Ally Auto Receivables Trust 2016-1.

The undersigned does hereby certify that:

a.	A review of the activities of the Servicer during the period of January 1, 2018 through December 31, 2018, and of its performance under the Servicing Agreement has been made under his supervision, and

b.	To the best of his knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement throughout such period.

Very truly yours,

/s/ David J. DeBrunner
David J. DeBrunner
Vice President, Controller & Chief Accounting Officer